P. curaleaf August 7, 2024 Boris Jordan Dear Boris, Congratulations on your appointment as Chief Executive Officer of Curaleaf Holdings, Inc. The following sets forth the terms of your appointment. If you are no longer employed in the CEO position, such change will not automatically impact your position as a Director and Chairman of the Board. Position. Your position will be Chief Executive Officer & Chairman of the Board reporting to the Board of Directors. You will work from 290 Harbor Drive, Stamford CT and Boca Raton, FL with the expectation that you will conduct work-related activities at other locations as needed. This is an exempt position, meaning your salary is intended to compensate you for all hours worked and you are not eligible to receive overtime pay. As an executive leader of the Company, we will expect that you perform your duties and responsibilities to the best of your ability. Starting Date & Nature Of Relationship. Your appointment will be effective August 16, 2024. This offer is for a full-time position. Your employment is "at-will," which means that either you or the Company may terminate your employment at any time, with or without cause. Only a written agreement expressly authorized by the Board of Directors of the Company may modify this at-will employment relationship. No supervisor or other representative of the Company has any authority (absent express authorization from the Board) to enter into any agreement for employment for any specified term or period of time. Compensation and Benefits: Your annual base compensation will continue to be $1,000,000.00 and all other compensation terms will remain as previously approved by the Board of Directors. You wilt be eligible for any Cura leaf sponsored benefit plans in accordance with their applicable terms. Please be advised that all benefits are subject to the specific terms of applicable plans and Company policies. In addition, the Company reserves the right to change or discontinue at any time any of its current benefits, plans, providers, and policies, including those described above. On your wage statement the payroll entity will be Cura leaf, Inc. a subsidiary of Curaleaf Holdings, Inc. Vacation and Sick Time: You will be entitled to an "open" vacation policy in accordance with the terms of the Company's open vacation policy. There is no set limit on how many days you may take; instead, you are expected to ensure there is no disruption to the business when you are out of the office. You will accrue forty (40) hours of paid time sick time per calendar year. The use of sick shall be subject to the policy set forth in CURALEAF's Employee Handbook. You shall also receive paid holidays in accordance with Company policy and applicable law. Future Equity Grants: Subject to approval by the Company's Board of Directors, you will be eligible for future annual equity grants in accordance with the terms of the LTIP. Future annual LTIP awards will be eligible for pro rata accelerated vesting if your employment is terminated without Cause. Pro rata accelerated vesting means a pro rata number of shares and equity based on the total number of full or 290 Harbor Drive, 5th Floor, Stamford, CT 06902 www,Qu(ale,af.com info@curaleaf.com

fl. curaleaf partial months that you were employed during an annual vesting period shall accelerate and immediately vest and be available for exercise on your termination date in accordance with such option/RSU agreement. By way of example, if you are terminated without Cause after sixteen (16) months of employment, then four-twelfths (4/12ths) of the option shares scheduled to vest on the second anniversary of your employment shall accelerate and immediately vest on your termination date. All equity grants previously granted to you will remain subject to the terms of the option/RSU agreements governing those grants. Severance. Subject to the following conditions, if the Company terminates your employment other than for Cause, or you terminate your employment for a Diminution of Duties upon thirty (30) days prior written notice to the Company, then you shall be entitled to receive severance pay following your separation from service (as that phrase is used for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")). The severance pay will be based on your base salary at the time of your separation from service and you shall be entitled to severance pay of twelve (12) months of your then annual base salary which shall be paid on a salary continuation basis according to the Company's normal payroll practices. The Company will also pay you for the cost of COBRA for the group medical and, if applicable, dental plan with continued Company contribution as part of the severance benefits for a maximum of twelve (12) months beginning after the effective date of your termination. For the sake of clarity, the severance will be the sole remedy in the event the Company terminates your employment other than for Cause or you terminate your employment for a Diminution of Duties, and in either of those events you will not be entitled to any other payments or benefits of any kind. If at any point in time a more favorable severance benefit is offered to similarly situated executives, you will receive the same. In order to be eligible to receive severance, you must waive any and all claims you may then have against the Company or its employees, directors, officers, agents or consultants by executing a release of claims acceptable to the Company and not revoking it during any permitted revocation period. Without limitation, for clarity, you shall not be entitled to receive severance benefits if your employment is terminated by the Company for Cause, or if your employment with the Company ends due to death, disability or retirement or you voluntarily resign from employment. In each of these events, the Company will be relieved of all severance obligations, except that the Company will pay you (or in the event of death, your estate) that portion of your base salary earned through your separation date. Definition of Cause. Cause means the following enumerated events, which result in termination of employment, after reasonable investigation by the Company and reaching a determination in its judgment and discretion, as the case may be: (1) a substantial act or omission which is dishonest or fraudulent against the Company, (2) a conviction of a felony or conviction of any law involving moral turpitude, dishonesty, disloyalty, embezzlement or fraud, or pleading guilty to or nolo contendere to such charge;, (3) willful failure to perform duties and obligations in any material respect or refusal to follow lawful instructions of the Company; (4) a substantial act or omission that constitutes willful misconduct in the performance of your job responsibilities; (5) material failure to adhere to lawful Company policies, procedures or rules; and (6) or any material breach of this letter agreement; (7) any act or omission by 290 Harbor Drive, 51h Floor, Stamford, CT 06902 www curaleaf.com info@curaleaf.com

fJ. curaleaf you at any time that could reasonably materially and negatively affect the registration and licensing of the Company. Definition of Diminution of Duties. Diminution of Duties means, without your consent, a material diminution in your title, duties or responsibilities from those held and/or assigned to you on your start date (including any failure of you to hold the title of Chief Executive Officer position as set forth herein) or the assignment of duties materially inconsistent with your position or status with the Company as of your start date. You shall not have reason to terminate your employment due to a Diminution of Duties unless (A) you reasonably determine in good faith that one of the conditions herein has occurred; (B) you notify the Board of Directors in writing of the occurrence of the condition within sixty (60) days of your first becoming aware of such occurrence; (C) the Company fails to cure such condition, to the extent curable, within thirty (30) days of such notice (the "Cure Period"); (D) notwithstanding such efforts, the condition continues to exist; and (E) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company cures the condition during the Cure Period, you shall not have grounds to terminate your employment due to a Diminution of Duties. You shall not be deemed to have experienced a Diminution of Duties if you are put on paid leave during your employment. Involuntary Termination within 12 months of a CIC. If you are involuntarily terminated within twelve (12) months of a Change In Control (CIC), the Company will pay you 100% corporate achievement of the Annual Short-term Incentive Bonus and accelerate all unvested equity. CIC means such circumstances which shall have been deemed to occur upon (1) the consummation of a tender for or purchase of more than fifty (50%) of the Company's capital stock, (2) a merger, consolidation or recapitalization of the Company such that the stockholder of the Company immediately prior to the consummation of such transaction possess less than fifty percent (50%) of the voting securities of the surviving entity immediately after the transaction or (3) the sale, lease or other disposition of all or substantially a II of the assets ofthe Company. Indemnification & D&O Insurance. The Company agrees to fully indemnify you to the fullest extent authorized by law against any liabilities for actions related to the performance of your duties within the scope of your employment with the Company as outlined in the enclosed Indemnification Agreement. Prerequisites to Employment. Your employment by the Company is subject to proof of your legal right to work in the United States in compliance with the Immigration and Naturalization Service rules. Expenses. You will be reimbursed by the Company for all out.of-pocket, necessary and reasonable expenses incurred performing Company business, subject to applicable law and the Company's expense policy as in effect from time to time. In addition, the Company will provide you with a cell phone allowance of $80 per month that is payable monthly as per the expense policy currently in effect. Miscellaneous. This letter constitutes the primary terms and conditions of your appointment. And supersedes any prior agreements, or other promises or statements (whether oral or written), regarding the terms of your employment. You acknowledge that your acceptance of this appointment is not made in reliance on any representations about the Company and its future prospects or the potential to earn any compensation from the Company other than as explicitly set forth in this letter. 290 Harbor Drive, 51h Floor, Stamford, CT 06902 www_curaleaf_com 1nfo@curaleaf.com curaleaf

Boris, we look forward to your continued leadership in your new role as CEO of Curaleaf.

Sincerely,

Rob Francin (EVP People & Culture)

I have read and understand the terms of this letter and by signing below accept the terms and conditions as outlined above.

Signature: ______________________ Date: 08/07/2024

Boris Jordan

290 Harbor Drive, 5th Floor, Stamford, CT 06902
www.curaleaf.com info@curaleaf.com